Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: April 23, 2014

Boise Cascade Company Reports 2014 First Quarter Net Income of $5.6 Million on Sales of $767.2 Million

BOISE, Idaho - Boise Cascade Company (Boise Cascade or Company) (NYSE: BCC) today reported financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Highlights

•	Total Company sales in first quarter 2014 were $767.2 million, 3% above the same quarter in 2013, with sales growth of 9% in Wood Products and 1% in Building Materials Distribution (BMD).

•
Net income was $5.6 million in first quarter 2014, or $0.14 per share. First quarter 2013 net income was $80.8 million, or $12.2 million, after adjusting for a $68.7 million income tax benefit associated with recording net deferred tax assets upon the Company's conversion from a limited liability company to a corporation. Earnings per share and adjusted earnings per share in first quarter 2013 were $2.15 and $0.32, respectively.

•
The Company reported earnings before interest, taxes, depreciation, and amortization (EBITDA) of $26.8 million in first quarter 2014, down 19% from the $33.0 million recorded in first quarter 2013. Wood Products’ first quarter 2014 EBITDA was $23.0 million, down 15% from first quarter 2013. BMD’s first quarter 2014 EBITDA was $8.2 million, down 20% from the prior year. BMD’s first quarter 2014 EBITDA included a $1.6 million pretax gain from the disposition of two surplus properties.

In first quarter 2014, total and single-family U.S. housing starts both declined 2% from the same period last year. The April 2014 Blue Chip consensus forecast for 2014 reflects 1.08 million total U.S. housing starts, a 17% expected increase from 2013 levels, but still well below the historical average for the last 20 years of approximately 1.4 million starts per year.

“The first quarter presented unusually severe weather conditions in many parts of the country which reduced the demand for building materials, negatively impacted our operating costs, and, at times, disrupted rail and truck shipments to our customers. Lower commodity wood products prices, particularly structural panels, also made the year-over-year quarterly sales and earnings comparisons challenging. However, our sales activity is picking up as we move into the second quarter and we still believe the housing recovery will continue to progress in 2014,” commented Tom Carlile, CEO.

	1Q 2014	1Q 2013	4Q 2013

	(thousands)

Consolidated Results
Sales	$767,180	$744,878	$798,344
EBITDA[1]	26,788	33,035	33,132
Net income	5,565	80,836	9,828
Adjusted net income[1]	5,565	12,170	9,828
Segment Results
Wood Products sales	$293,274	$269,216	$301,252
Wood Products EBITDA[1]	23,027	27,061	25,100
BMD sales	585,530	581,129	615,467
BMD EBITDA[1]	8,168	10,175	13,388
Corporate EBITDA[1]	(4,407)	(4,201)	(5,356)
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

Wood Products

Sales, including sales to our Building Materials Distribution segment, increased $24.1 million, or 9%, to $293.3 million for the three months ended March 31, 2014, from $269.2 million for the three months ended March 31, 2013. The Company’s acquisition of two plywood manufacturing facilities on September 30, 2013, was the primary factor behind 20% higher plywood sales volumes. The higher plywood sales volumes increased sales by $22.7 million. Price increases of 5% in engineered wood products and 23% in lumber resulted in sales increases of $5.3 million and $4.9 million, respectively. These increases were offset partially by a decrease of $15.2 million due to 11% lower plywood prices.

Wood Products EBITDA decreased $4.1 million to $23.0 million for the three months ended March 31, 2014, from $27.1 million for the three months ended March 31, 2013. The decline was due primarily to lower plywood sales prices and higher wood fiber costs, offset partially by higher EWP and lumber sales prices, as well as EBITDA from the two recently acquired plywood manufacturing facilities.

Building Materials Distribution

Sales increased $4.4 million, or 1%, to $585.5 million for the three months ended March 31, 2014, from $581.1 million for the three months ended March 31, 2013. Compared with the same quarter in the prior year, the overall increase in sales was driven primarily by improvements in sales volumes of 5%, offset partially by a decrease in sales prices of 4%. By product line, sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 7%, or $6.5 million, and general line product sales increased 4%, or $6.4 million, offset partially by a decrease in commodity sales of 3%, or $8.5 million.

BMD EBITDA decreased $2.0 million to $8.2 million for the three months ended March 31, 2014, from $10.2 million for the three months ended March 31, 2013. The decrease in income was driven primarily by a lower gross margin of $1.9 million primarily as a result of lower sales prices. In addition, a $1.9 million increase in selling and distribution expenses was partially offset by a $1.6 million pretax gain recorded in other income from the sale of two surplus properties.

Balance Sheet

Boise Cascade ended the first quarter with $86.0 million of cash and cash equivalents and $341.3 million of undrawn committed bank line availability, for total available liquidity of $427.3 million. The company reported $301.6 million of outstanding debt at March 31, 2014.

Outlook

We expect to continue to experience demand below 20-year average historical levels for the products we manufacture and distribute. The housing industry in the U.S. improved in 2012 and 2013, and we remain optimistic that the improvement in demand for our products will continue in 2014. Future commodity product pricing could be volatile in response to industry capacity restarts and operating rates, inventory levels in various distribution channels, and seasonal demand patterns. We expect to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand improves further.

About Boise Cascade

Boise Cascade Company is one of the largest producers of plywood and engineered wood products in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Wednesday, April 23, at 11 a.m. Eastern, at which time we will review the Company's first quarter.

You can join the webcast through our website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 855-209-5834 (international callers should dial 315-625-6883), participant passcode 28671783, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of our website. A replay of the conference call will be available from Wednesday, April 23, at 2 p.m. Eastern through Wednesday, April 30, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. calls and 404-537-3406 for international calls, and the passcode will be 28671783.

Basis of Presentation

We refer to the terms EBITDA and adjusted net income in this earnings release. EBITDA and adjusted net income are supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. We define adjusted net income as net income before certain unusual items.

EBITDA is the primary measure used by our management to evaluate segment operating performance and to decide how to allocate resources to segments. We believe EBITDA and adjusted net income are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. We believe EBITDA and adjusted net income are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. EBITDA and adjusted net income, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, income from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and adjusted net income instead of net income or segment income has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and adjusted net income are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release.

Boise Cascade Company
Consolidated Statements of Operations
(unaudited, in thousands, except per-share data)

	Three Months Ended
	March 31		December 31, 2013
	2014	2013

Sales	$767,180	$744,878	$798,344

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	672,608	644,847	690,994
Depreciation and amortization	12,320	8,477	11,833
Selling and distribution expenses	58,930	57,004	61,933
General and administrative expenses	10,665	10,046	12,325
Other (income) expense, net	(1,900)	(134)	(162)
	752,623	720,240	776,923

Income from operations	14,557	24,638	21,421

Foreign currency exchange loss	(89)	(80)	(122)
Interest expense	(5,512)	(4,891)	(5,580)
Interest income	70	62	29
	(5,531)	(4,909)	(5,673)

Income before income taxes	9,026	19,729	15,748
Income tax (provision) benefit (a)	(3,461)	61,107	(5,920)
Net income	$5,565	$80,836	$9,828

Weighted average common shares outstanding:
Basic	39,372	37,569	39,365
Diluted	39,452	37,569	39,435

Net income per common share:
Basic	$0.14	$2.15	$0.25
Diluted	$0.14	$2.15	$0.25

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2013
	2014	2013

Segment sales	$293,274	$269,216	$301,252

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	260,863	233,384	265,916
Depreciation and amortization	9,980	6,253	9,208
Selling and distribution expenses	6,738	6,693	7,188
General and administrative expenses	2,649	2,131	3,121
Other (income) expense, net	(3)	(53)	(73)
	280,227	248,408	285,360

Segment income	$13,047	$20,808	$15,892

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.9%	86.7%	88.3%
Depreciation and amortization	3.4%	2.3%	3.1%
Selling and distribution expenses	2.3%	2.5%	2.4%
General and administrative expenses	0.9%	0.8%	1.0%
Other (income) expense, net	—%	—%	—%
	95.6%	92.3%	94.7%

Segment income	4.4%	7.7%	5.3%

Building Materials Distribution Segment
Statements of Operations
(unaudited, in thousands, except percentages)

	Three Months Ended
	March 31		December 31, 2013
	2014	2013

Segment sales	$585,530	$581,129	$615,467

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	523,344	517,002	543,404
Depreciation and amortization	2,307	2,178	2,593
Selling and distribution expenses	52,192	50,311	54,745
General and administrative expenses	3,766	3,742	4,039
Other (income) expense, net	(1,940)	(101)	(109)
	579,669	573,132	604,672

Segment income	$5,861	$7,997	$10,795

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	89.4%	89.0%	88.3%
Depreciation and amortization	0.4%	0.4%	0.4%
Selling and distribution expenses	8.9%	8.7%	8.9%
General and administrative expenses	0.6%	0.6%	0.7%
Other (income) expense, net	(0.3)%	—%	—%
	99.0%	98.6%	98.2%

Segment income	1.0%	1.4%	1.8%

Segment Information
(unaudited, in thousands)

	Three Months Ended
	March 31		December 31, 2013
	2014	2013
Segment sales
Wood Products	$293,274	$269,216	$301,252
Building Materials Distribution	585,530	581,129	615,467
Intersegment eliminations	(111,624)	(105,467)	(118,375)
	$767,180	$744,878	$798,344

Segment income (loss)
Wood Products	$13,047	$20,808	$15,892
Building Materials Distribution	5,861	7,997	10,795
Corporate and Other	(4,440)	(4,247)	(5,388)
	14,468	24,558	21,299

Interest expense	(5,512)	(4,891)	(5,580)
Interest income	70	62	29
Income before income taxes	$9,026	$19,729	$15,748

EBITDA (b)
Wood Products	$23,027	$27,061	$25,100
Building Materials Distribution	8,168	10,175	13,388
Corporate and Other	(4,407)	(4,201)	(5,356)
	$26,788	$33,035	$33,132

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2014	December 31, 2013

ASSETS

Current
Cash and cash equivalents	$85,985	$118,249
Receivables
Trade, less allowances of $2,808 and $2,509	200,101	152,240
Related parties	660	583
Other	6,020	7,268
Inventories	421,059	383,359
Deferred income taxes	18,185	18,151
Prepaid expenses and other	9,707	7,855
Total current assets	741,717	687,705

Property and equipment, net	357,907	360,985
Timber deposits	6,461	6,266
Deferred financing costs	8,051	8,334
Goodwill	21,823	21,823
Intangible assets, net	10,253	10,277
Deferred income taxes	85	760
Other assets	8,210	8,036
Total assets	$1,154,507	$1,104,186

Boise Cascade Company
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except per-share data)

	March 31, 2014	December 31, 2013

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$197,480	$139,636
Related parties	2,143	2,484
Accrued liabilities
Compensation and benefits	47,918	60,527
Interest payable	8,080	3,294
Other	30,586	33,076
Total current liabilities	286,207	239,017

Debt
Long-term debt	301,565	301,613

Other
Compensation and benefits	93,125	96,536
Other long-term liabilities	14,686	14,539
	107,811	111,075

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,269 and 43,229 shares issued	433	432
Treasury Stock, 3,864 shares at cost	(100,000)	(100,000)
Additional paid-in capital	497,474	496,593
Accumulated other comprehensive loss	(55,253)	(55,249)
Retained earnings	116,270	110,705
Total stockholders' equity	458,924	452,481
Total liabilities and stockholders' equity	$1,154,507	$1,104,186

Boise Cascade Company
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended
	March 31
	2014	2013
Cash provided by (used for) operations
Net income	$5,565	$80,836
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	12,729	8,888
Stock-based compensation	842	243
Pension expense	278	2,726
Deferred income taxes	643	(68,018)
Other	(1,908)	(232)
Decrease (increase) in working capital
Receivables	(46,707)	(68,635)
Inventories	(37,700)	(61,297)
Prepaid expenses and other	(4,880)	(384)
Accounts payable and accrued liabilities	48,315	53,793
Pension contributions	(390)	(9,663)
Income taxes payable	2,314	6,772
Other	(3,051)	(2,472)
Net cash used for operations	(23,950)	(57,443)

Cash provided by (used for) investment
Expenditures for property and equipment	(12,539)	(5,316)
Proceeds from sales of assets	4,520	489
Other	61	22
Net cash used for investment	(7,958)	(4,805)

Cash provided by (used for) financing
Net proceeds from issuance of common stock	—	262,736
Issuances of long-term debt	13,000	55,000
Payments of long-term debt	(13,000)	(80,000)
Financing costs	(11)	(149)
Other	(345)	—
Net cash provided by (used for) financing	(356)	237,587

Net increase (decrease) in cash and cash equivalents	(32,264)	175,339

Balance at beginning of the period	118,249	45,893

Balance at end of the period	$85,985	$221,232

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2013 Form 10-K and the Company’s other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
Adjusted net income represents net income before certain unusual items. The three months ended March 31, 2013 includes a $68.7 million income tax benefit associated with the recording of net deferred tax assets upon the Company's conversion from a limited liability company to a corporation. The following table reconciles net income to adjusted net income for the three months ended March 31, 2014 and 2013:

	Three Months Ended
	March 31
	2014	2013

	(unaudited, in thousands, except per-share amounts)

Net income (GAAP basis)	$5,565	$80,836
Impact of deferred tax benefit	—	(68,666)
Adjusted net income (non-GAAP basis)	$5,565	$12,170

Weighted average common shares outstanding:
Basic	39,372	37,569
Diluted	39,452	37,569

Adjusted net income (non-GAAP basis), per share:
Basic	$0.14	$0.32
Diluted	$0.14	$0.32

(b)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. The following table reconciles net income to EBITDA for the three months ended March 31, 2014 and 2013, and December 31, 2013:

	Three Months Ended
	March 31		December 31, 2013
	2014	2013

	(unaudited, in thousands)

Net income	$5,565	$80,836	$9,828
Interest expense	5,512	4,891	5,580
Interest income	(70)	(62)	(29)
Income tax provision (benefit)	3,461	(61,107)	5,920
Depreciation and amortization	12,320	8,477	11,833
EBITDA	$26,788	$33,035	$33,132

The following table reconciles segment income (loss) to EBITDA for the three months ended March 31, 2014 and 2013, and December 31, 2013:

	Three Months Ended
	March 31		December 31, 2013
	2014	2013

	(unaudited, in thousands)
Wood Products
Segment income	$13,047	$20,808	$15,892
Depreciation and amortization	9,980	6,253	9,208
EBITDA	23,027	27,061	25,100

Building Materials Distribution
Segment income	5,861	7,997	10,795
Depreciation and amortization	2,307	2,178	2,593
EBITDA	8,168	10,175	13,388

Corporate and Other
Segment loss	(4,440)	(4,247)	(5,388)
Depreciation and amortization	33	46	32
EBITDA	(4,407)	(4,201)	(5,356)

Total Company EBITDA	$26,788	$33,035	$33,132